Exhibit 10.15

[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

DISTRIBUTION AGREEMENT

JAPAN

THIS AGREEMENT (the “Agreement”) is made as of July 5, 2007 between Allegro MicroSystems, Inc., a Delaware corporation with its principal offices at 115 Northeast Cutoff, Worcester, Massachusetts 01615 (“Allegro”); and Sanken Electric Co., Ltd., a Japanese corporation with its principal offices at 3-6-3 Kitano, Niiza-shi, Saitama, Japan (“Sanken”).

WHEREAS, Allegro desires to sell its products in Japan and Sanken has the capability to market Allegro’s products in Japan; and

WHEREAS, Allegro and Sanken wish to stipulate the terms and conditions upon which Sanken will market Allegro’s products in Japan; and

WHEREAS, the patties wish to supersede all prior agreements or understandings conceming the distribution of Allegro products by Sanken in Japan, including without limitation that certain Purchase and Sale Agreement dated October 1, 1994.

NOW, THEREFORE, the parties hereby agree as follows:

1.	DEFINITIONS.

In this Agreement, the following terms shall have the meanings set forth below:

1.1     “Commencement Date” means July 20, 2007.

1.2     “Intellectual Property” means any patent, copyright, trademark or other industrial or intellectual property right of Allegro in respect of the Products.

1.3     “Products” means all products produced by Allegro during the term of this Agreement, except for any products excluded from the scope of this Agreement by written agreement of the parties.

1.4      “Territory” means Japan.

2.	EXCLUSIVE DISTRIBUTORSHIP.

2.1    Appointment and Acceptance. Allegro hereby appoints Sanken as its exclusive distributor for the sale of Products in the Territory and Sanken accepts such appointment, subject to the terms and conditions of this Agreement. It is agreed that Sanken may sell Products to customers through sub-distributors in the Territory.

2.2     Scope of Appointment. Sanken shall not knowingly sell Products to purchasers in the Territory who intend to sell the Products outside of the Territory.

2.3     Designed In Products Compensation. Sanken may work with customers in the Territory to design into the products of such customers Products that will be shipped by Allegro to customer locations outside the Territory for assembly into such customers’ products (such activities by Sanken being referred to herein as “design in efforts and support”). Sanken will exert reasonable efforts to secure such work within the Territory. As compensation for Sanken’s design in efforts and support, Sanken shall receive from Allegro a commission as specified on Exhibit A, Section B, to this Agreement.

2.4     Relationship. The relationship between Allegro and Sanken pursuant to this Agreement is (a) in the case of all provisions other than Section 2.3 and Exhibit A, Section B that of Allegro as seller and Sanken as purchaser, and not Allegro as principal and Sanken as agent, and (b) in the case of Section 2.3 and Exhibit A, Section B with respect to design in efforts and support, the relationship shall be that of Allegro as principal and Sanken as representative. Neither Allegro (as seller or principal, as applicable) nor Sanken (as purchaser or representative, as applicable) shall have the right or authority to incur or create any warranty, liability or obligation of any kind on behalf of the other party.

3.	SANKEN’S OBLIGATIONS.

Sanken shall, during the term of this Agreement:

3.1     Exert commercially reasonable efforts to promote the sale of Products in the Territory through a qualified sales organization.

3.2     Maintain an effective system for shipping inventory of Products on a first in-first out basis, and maintain all inventories of Products in accordance with Allegro’s warehouse requirements.

3.3     In respect of each calendar month during the term of this Agreement, submit a monthly point of sale report to Allegro, in such format and within such time period as reasonably required by Allegro, concerning Products sold by Sanken during each such month.

3.4     Keep Allegro informed of developments in the market for Products in the Territory, including changes in applicable regulatory requirements in the Territory, and submit such other information relating to the sale and service of Products by Sanken as Allegro may reasonably require from time to time.

3.5     If Sanken elects to advertise the Products in the Territory, Allegro shall be given the opportunity to review and approve advertising materials reasonably in advance.

3.6     Not knowingly sell any Product for use in any life-support device or system if a failure of such Product can reasonably be expected to cause a failure of that life-support device or system or to affect the safety or effectiveness of that device or system.

3.7     Promptly notify Allegro of any material issue concerning Products that could result in a monetary claim against Sanken or Allegro or any material issue that could negatively impact future sales of Products to any customer in the Territory.

3.8     Maintain complete and accurate records of all sales and service by Sanken of Products in the Territory.

3.9     Comply with all laws and regulations relating to the import of Products into the Territory applicable to Sanken in its capacity as the purchaser and importer of such Products, including, without limitation, licensing and documentation requirements in the Territory and such other jurisdictions with jurisdiction over Sanken and such purchase and import activities.

3.10     If requested by Allegro, and at Allegro’s expense, either at the premises of Allegro or at Sanken’s premises, make its employees available for instruction by Allegro in the use, sale, maintenance and application of the Products.

4.	ALLEGRO’S OBLIGATIONS.

Allegro shall, during the term of this Agreement:

4.1     Provide adequate training for Sanken employees and reasonable field sales support.

4.2     Provide such information and support as may reasonably be requested by Sanken with respect to the Products, including then existing marketing materials, brochures and other information regarding the Products.

4.3     As mutually agreed with Sanken, participate with Sanken in fairs and exhibitions in the Territory.

4.4     Comply with all laws and regulations relating to the export of Products from the place of their manufacture or assembly into the Territory applicable to Allegro in its capacity as the seller and exporter of such Products, including, without limitation, licensing and documentation requirements in such jurisdictions with jurisdiction over Allegro and such sale and export activities.

Notwithstanding the foregoing, Allegro reserves the right to withdraw its support for previously sold Products if Allegro determines that any customer’s use of the Products is not suitable for such customer’s application.

5.	PAYMENT TERMS, ORDERS AND DELIVERY.

5.1     Prices and Payment Terms. The prices of the Products and the terms of payment shall be as set forth on Exhibit A to this Agreement.

5.2     Governing Terms. The terms of this Agreement shall be controlling in the event of any conflict or inconsistency between this Agreement and the terms of any purchase order, quotation, acknowledgment or other form or correspondence between the parties conceming the subject matter of this Agreement.

5.3     Orders. Sanken shall place orders for Products according to procedures indicated by Allegro from time to time. Allegro reserves the right to reject any order at its sole discretion, provided that Allegro shall make commercially reasonable efforts to accept Sanken’s orders.

5.4     Cancellation and Rescheduling. Allegro will accept cancellations or rescheduling of orders for Products at no cost to Sanken, if Sanken provides written notice to Allegro at least [XXX] days prior to the original scheduled delivery date. For the purposes of this Section 5.4, the original scheduled delivery date means the delivery date specified in Allegro’s original order acknowledgement, and does not mean any rescheduled delivery date. Unless otherwise instructed by Allegro, Sanken shall send such notice to the attention of the tactical marketing manager for the applicable Allegro business unit.

5.5     Shipment. Allegro shall designate the freight carrier for shipments. In the event of expedited delivery requests accepted by Allegro, the parties shall negotiate reasonable charges above the customary shipment costs.

5.6     Delivery Dates. Delivery dates requested by Sanken, even though accepted by Allegro, shall be understood by Sanken only as best estimates. Allegro shall attempt to meet all delivery dates requested by Sanken but shall not be liable for damages arising from any delay in delivery.

5.7    Title. Title to the Products and risk of loss shall pass to Sanken upon delivery of Products by Allegro to the freight carrier.

5.8     Order Termination. Allegro reserves the right to terminate the balance of any accepted customer order if Allegro learns that the customer’s use of the Products is not suitable for such customer’s application, or if the customer intends to use the Products for any use described in Section 3.6 of this Agreement.

6.	WARRANTY.

6.1     Product Warranty. Allegro warrants to Sanken that Products delivered pursuant to this Agreement will, at the time of delivery to the freight carrier and for a period of [XXX] thereafter, be free from defects in materials or workmanship and meet any applicable specifications set forth in any purchase order accepted by Allegro.

6.2     Remedy for Breach. In the event of any breach of Allegro’s warranty set forth in Section 6.1, Allegro shall either repair or replace the defective Products or, at the election of either Allegro or Sanken, Allegro shall refund the amount paid for such Products, provided that (a) Sanken promptly notifies Allegro of the defects in such Products and in any event within [XXX] after delivery thereof; (b) such defects are not caused by wear and tear, neglect, abnormal conditions or misuse; and (c) such defective Products have not been repaired or altered by a party other than Allegro.

6.3     Warranty Limitation. The warranty set forth in Section 6.1 is the exclusive warranty with respect to Products sold by Allegro to Sanken under this Agreement. ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED.

7.	INTELLECTUAL PROPERTY.

7.1     License Grant. During the term of this Agreement, Allegro hereby grants to Sanken a license and privilege to use the trademarks included within the Intellectual Property in the Territory for the specific purposes of this Agreement. Allegro warrants that it owns the rights to the Intellectual Property in the Territory, or has a valid license to such rights. Allegro shall retain ownership of its Intellectual Property; and Sanken shall not by operation of this Agreement acquire or retain any ownership interest therein other than such interests that Sanken has been granted or has otherwise retained under other agreements to which Allegro and Sanken are parties and which are in force and effect during the term of this Agreement.

7.2     Protection of Intellectual Property. Sanken will not modify Products, alter or remove trademarks from Products, or use any trademarks or trade names in the Territory that are likely to cause confusion with the trademarks or trade names of Allegro. Following the receipt of notice or other knowledge of any actual, threatened or suspected infringement in the Territory of any Intellectual Property or any claim of a third patty that the sale of Products in the Territory infringes such party’s intellectual property rights, Sanken will promptly notify Allegro thereof. Sanken will assist Allegro, at Allegro’s expense, in maintaining Allegro’s ownership rights to the Intellectual Property in the Territory, including any action against infringement of the Intellectual Property in the Territory, or negotiation of any permit or license.

7.3     Infringement Indemnification. Allegro shall defend and hold Sanken and its customers harmless from and against any and all claims, damages, suits, causes of action, liabilities or expenses (including, without limitation, reasonable attorneys’ fees) arising from any allegation or claim that the sale of the Products in the Territory infringes the intellectual property rights of any third party. Sanken shall cooperate with Allegro in connection with its defense efforts.

8.	TERM AND TERMINATION.

8.1    Term. This Agreement shall take effect on the Commencement Date and shall remain in effect until March 31, 2010. This Agreement may be terminated as of March 31, 2010 by either party upon twelve (12) months prior written notice to the other party. If neither party gives such notice of termination, this Agreement shall be renewed until March 31, 2013. Thereafter, this Agreement shall automatically renew for successive three year periods until either party gives notice of termination at least twelve (12) months prior to the expiration of any renewal term.

8.2    Termination. Either party hereto may immediately terminate this Agreement as follows: (a) if proceedings in bankruptcy or insolvency are instituted by or against the other party, a receiver or trustee is appointed, or such party makes an assignment for the benefit of its creditors or enters into any voluntary arrangement with creditors, or a substantial part of the assets of such party is the subject of attachment; or (b) upon default by the other party in the performance of its obligations under this Agreement, whereby such default is not cured within sixty (60) days after the receipt by the defaulting party of written notice of the default.

8.3    Effect of Termination. Upon the termination or expiration of this Agreement for any reason:

8.3.1    Sanken will promptly return to Allegro, or otherwise dispose of as Allegro may instruct, all Confidential Information (as defined in Section 9.1), technical instruction manuals, sales promotion materials, specifications, or other documents relating to any of the Products.

8.3.2    Sanken will immediately cease to advertise the Products in the Territory; provided that Sanken may complete the sale of any Products subject to any orders that had been accepted by Allegro prior to such termination.

8.3.3    Allegro shall satisfy all orders for Products placed by Sanken and accepted by Allegro prior to the date of termination; provided that any rights that Allegro would otherwise have with respect to such orders in accordance with the provisions of this Agreement shall remain in full force and effect.

8.3.4    Sanken may return to Allegro any undamaged Products in Sanken’s inventory, free and clear of liens and encumbrances, to the extent that Allegro deems the Products saleable, at Allegro’s discretion, and further, provided that the Products are less than two years old as indicated on the date code marked on the Product or its package. Sanken shall comply with Allegro’s reasonable return authorization procedures within sixty (60) days following the date of termination or expiration. Allegro will pay Sanken an amount equal to the original purchase price paid by Sanken for Products accepted for return by Allegro. The cost of returning the Products shall be borne by Sanken.

8.3.5    Except for commissions due under Section 2.3 for actions taken prior to termination, Sanken shall not be entitled to a commission or other compensation following termination.

9.	CONFIDENTIALITY.

9.1    Confidential Information. Except as provided in Section 9.2, neither party shall disclose to any third party, nor use for any purpose other than the purchase or sale of Products under this Agreement, any Confidential Information of the other party without the other party’s prior written consent. As used in this Agreement, “Confidential Information” shall include but not be limited to all information regarding current or future Products, designs, marketing plans, processes, inventions, formulae, pricing and cost information, specifications, drawings, samples or other confidential or proprietary information or data furnished by one party to the other. “Confidential Information” shall not include any information that is publicly known through no fault of the receiving party, was previously known to or developed by the receiving party or an employee of the receiving party who has not had access to any Confidential Information of the disclosing party, or was received from a third party without breach of any confidentiality obligation imposed on that third party.

9.2    Permitted Disclosures. A party may disclose Confidential Information (i) to the extent required by law or by court order or other governmental action, but only to the extent so ordered; or (ii) to the extent necessary to implement this Agreement, to the party’s employees, agents or subcontractors as reasonably necessary or appropriate, provided that before disclosure such recipients are informed of the confidentiality requirements of this Agreement. The disclosing party shall ensure compliance by its employees, agents or subcontractors with the confidentiality provisions of this Agreement.

9.3    Governmental Filings. Each party shall determine in its sole discretion whether such party is required to file or otherwise submit this Agreement and/or any description hereof with or to any governmental authorities or securities exchanges, including, without limitation, the U.S. Securities and Exchange Commission, NASDAQ, the Japanese Securities and Exchange Surveillance Commission or the Tokyo Stock Exchange. If a party (as the Submitting Party) determines that it is required to file or otherwise submit this Agreement and/or any description hereof with or to any such governmental authority or securities exchange, as applicable, then such Submitting Party shall with respect to such proposed filing or submission: (i) provide a copy of such filing or submission to the other party (as the Non-Submitting Party) reasonably prior to its filing or submission, and (ii) to the extent that the Submitting Party intends to request confidential treatment for any portion or portions of this Agreement, the Submitting Party will (A) provide a reasonable amount of time for the Non-Submitting Party’s review of such confidentiality request and any redactions comprising such intended request and (B) give good faith consideration to the Non-Submitting Party’s comments and requests for any additional or different redactions.

10.	RECORDS; AUDIT.

10.1    Records. Sanken shall maintain all books and records relating to its activities in connection with this Agreement for a minimum of three years from the date of generation thereof. Such obligation shall survive the termination of this Agreement.

10.2    Audit Rights. Allegro may engage a reputable certified public accountant to examine and audit Sanken’s books and records relating to its activities under this Agreement, provided that Sanken shall be given not less than fifteen (15) days advance notice and no more than one audit may be conducted during any calendar year. Any claims resulting from any such audit, in favor of either party, shall be limited to transactions occurring within three (3) years immediately preceding the audit. Any such audit shall be at Allegro’s expense unless such audit reveals an underpayment of the amounts due from Sanken to Allegro under this Agreement of five per cent (5%) or more, in which case Sanken shall reimburse Allegro for the expense of the certified public accountant.

11.	MISCELLANEOUS PROVISIONS.

11.1    Entire Agreement. This Agreement, and the attached Exhibits, constitutes the entire understanding between the parties with respect to the distribution or design in of Allegro products by Sanken in Japan, and supersedes all prior agreements, negotiations and discussions between the parties regarding such subject matter, including without limitation that certain Purchase and Sale Agreement between the parties dated October 1, 1994.

11.2    Amendments. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by a duly authorized representative of each party.

11.3    Assignment. Neither party shall assign any or all of its rights and obligations under this Agreement without the prior written consent of the other party.

11.4    Waiver. Any failure by a party to exercise or enforce any right under this Agreement shall not be deemed a waiver of such party’s right thereafter to enforce each and every term and condition of this Agreement.

11.5    Force Majeure. The obligations of a party under this Agreement will be suspended during the period and to the extent that such party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as such cause is beyond such party’s control but without prejudice to the generality of the foregoing expression): strikes, lockouts, labor disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm. In the event of either party being so hindered or prevented such party will give notice of suspension as soon as reasonably possible to the other party stating the date and extent of such suspension and the cause thereof and the omission to give such notice will forfeit the rights of such party to claim such suspension. Any patty whose obligations have been suspended as aforesaid will not be deemed to be in default of its contractual obligations nor will any penalties or damages be payable. Any such party will resume the performance of such obligations as soon as reasonably possible after the removal of the cause and will so notify the other party. In the event that such cause continues for more than three months either party may terminate this Agreement on fourteen (14) days written notice.

11.6    Indemnification. Each patty shall fully indemnify the other party against all actions, claims, demands, costs, charges, expenses or liabilities arising form or in connection with any breach of its obligations under this Agreement. NEITHER PARTY SHALL BE LIABLE TO THE OTHER (OR TO ANYONE ASSERTING A CLAIM ON A PARTY’S BEHALF) FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY NATURE, INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUES. The obligation of Allegro to so indemnify Sanken under this Section 11.6 is in addition to any indemnity provided by Allegro to Sanken under Section 7.3. [XXX].

11.7    Language. This Agreement was drafted and executed in the English language.

11.8    Notices. Notices under this Agreement may be sent by e-mail or courier service. Notice shall be sent to the address set forth on the first page of this Agreement or to such other address and contact person as a party may designate, or to the email address of any such designated contact person.

11.9    Severability. The invalidity or unenforceability of any portion of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

11.10    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts. The parties opt out of the United Nations Convention on Contracts for the International Sale of Goods, which shall have no application to Products or the performance of the parties under this Agreement.

11.11    Dispute Resolution. The parties shall make best efforts to try to resolve any and all claims, controversies or difficulties between the parties (“Claims”) by mutual discussions in good faith. Should the parties be unable to reach resolution themselves, Claims shall be finally settled by arbitration as follows: if Allegro initiates the arbitration proceedings, arbitration will be held in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association; and if Sanken initiates the arbitration proceedings, arbitration will be held in the State of Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

ALLEGRO MICROSYSTEMS, INC.		SANKEN ELECTRIC CO., LTD.

By:	/s/ Daniel Demingware	By:	/s/ Hirohito Sekine
	Mr. Daniel Demingware		Mr. Hirohito Sekine
	Vice President Sales.		General Manager, Sales Headquarters

EXHIBIT A

Pricing and Payment Terms

A.	The following terms shall apply to purchases of Products by Sanken:

1.	Prices.

Unless otherwise agreed to by Sanken and Allegro in writing, the price of Products sold by Allegro to Sanken, for distribution within the Territory, shall be equal to [XXX]% of the selling price to Sanken’s end customer (not the intermediary price(s) between Sanken and Sanken’s representative or distributor) at the time Sanken places the order to Allegro. Prices shall be converted from Yen to U.S. Dollars pursuant to #3 below. For the avoidance of doubt, this Section A. I does not apply to Products covered under Section 2.3 herein.

2.	Payment in Dollars.

All payments shall be made to Allegro in U.S. Dollars.

3.	Exchange Rate.

Sales prices shall be converted from Yen into Dollars on a monthly basis pursuant to procedures established by the parties from time to time.

4.	Freight Terms.

C.I.P. (carriage and insurance paid to port of entry in Japan).

5.	Payment Terms.

Unless otherwise agreed to by Allegro, Sanken will pay all Allegro invoices by the end of the calendar month following the month in which the invoices are received by Sanken.

B.	The following terms shall apply to commissions paid by Allegro to Sanken pursuant to Section 2.3:

1.	Commission.

Unless otherwise agreed between Sanken and Allegro in writing, Sanken shall be entitled to a commission [XXX] percent (XXX%) of the “Net Sales” of designed in Products. The term “Net Sales” shall mean the total revenues for applicable Products shipped during a month less returns and less the amount of any revenues previously included in net sales that Allegro determines during such month to be uncollectible.

2.	Payment in Dollars.

Payments shall be made to Sanken in U.S. Dollars.

3.	Exchange Rate.

Commissions shall be converted from local currency into U.S. Dollars on a monthly basis pursuant to procedures established by the parties from time to time.

4.	Payment Terms.

Payments shall be made to Sanken by the end of the month following the month for which Net Sales are calculated.